EXHIBIT 10.8


Hospitality Properties Trust
400 Centre Street
Newton, MA 02158



                         November 19, 1997



Mr. Leon L. Moore
Chairman
ShoLodge, Inc.
130 Maple Drive North
Hendersonville, TN  37075

Dear Leon:

          Congratulations on the closing of our first sale-leaseback transaction today. It has been a pleasure to work with you, Michael and the various ShoLodge team members, advisors and pilots who made it happen. This will confirm our continued interest in considering future transactions between HPT and ShoLodge for additional Sumner Suites hotels as set forth in Section 13(k) of the letter of intent dated September 23, 1997 between HPT and ShoLodge, Inc.

          I look forward to a long, friendly and growing relationship between ShoLodge and HPT as both our firms continue their growth.


                                   Very truly yours,

                                   /s/John G. Murray

                                   John G. Murray

JGM:ccb

Section 13(k) excerpted from Letter of Intent dated September 23, 1997 between HPT and ShoLodge, Inc.

          (k) In addition to the above proposed transaction, HPT is interested in working together with LODG on future transactions for existing hotels and/or new development properties for its Sumner Suites hotels or other brands. Such potential future business will be subject to mutual agreement upon purchase prices, lease terms, etc. To the extent any such future transaction involves newly developed properties, HPT would expect credit support to be provided by LODG through stabilization. It is presently HPT's expectation that such future business would involve additional investments by HPT of up to $150 million, subject to mutual agreement on terms.